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                                                          Exhibit (10)(iii)(A)21

                                                                   July 29, 2003
Mr. Tom Horton

Dear Tom:

         This letter agreement ("the Agreement") will establish an individual non-qualified pension arrangement ("Individual Pension"), which, subject to the terms and conditions below, will provide you a benefit payable from AT&T Corp. (the "Company") operating assets upon your retirement from the Company, and supercedes all other oral and written communication on the subject. This Individual Pension will vest on January 1, 2008 contingent upon continued employment with the Company, provided, however, that the Individual Pension will immediately vest for Company-initiated terminations for other than "Cause" (as defined), for terminations due to death, disability, or Good Reason (as defined) occurring on or after the effective date of this Agreement, or if the Company is subject to a Change in Control ("CIC"), as defined in the AT&T 1997 Long Term Incentive Program. Only for termination for Cause or in the event of your voluntary termination prior to vesting will this Individual Pension be null and void in its entirety. In addition, this Individual Pension is subject to the provisions of the AT&T Non-Competition Guideline.

         With respect to the amount payable under this Individual Pension at your retirement/termination, the single life annual annuity amount payable will be determined as (a) minus (b) as set forth in the charts below:

         (a) the single life annual pension annuity benefits calculated in accordance with the table set forth below:

                                                Percentage of Final 3 Year
                                            Average Total Cash Compensation
Year of Retirement/ Termination         (Base Pay plus Actual Bonus Paid in Year)
-------------------------------         -----------------------------------------
        2003                                                4.00%
        2004                                                6.00%
        2005                                                8.00%
        2006                                               10.00%
        2007                                               12.00%
        2008                                               14.00%
        2009                                               16.00%
        2010                                               18.00%
        2011                                               20.00%
        2012                                               22.00%
        2013                                               24.00%
        2014                                               26.00%
        2015                                               28.00%
        2016                                               30.00%
        2017                                               32.00%
        2018                                               34.00%
        2019                                               36.00%



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
        2020                                               38.00%
        2021                                               40.00%
        2022                                               42.00%
        2023                                               44.00%
        2024                                               46.00%
        2025                                               48.00%
        2026                                               50.00%

(b)           any single life annual annuity benefits payable from AT&T, i.e.
              pension benefits under the AT&T Management Pension Plan (AT&TMPP), AT&T Non Qualified Pension Plan (AT&TNQPP), AT&T Excess Benefit and Compensation Plan (AT&TEBCPP), minimum retirement benefits under the AT&T Senior Management Long Term Disability and Survivor Protection Plan (AT&TSMLTD&SPP) if applicable, as well as by any qualified and nonqualified pension benefits from prior employers.

Joint and survivor benefits on your death, whether your death occurs as an active employee or following your termination, will be governed by the administrative guidelines applicable to this Agreement.

         In the event of your involuntary termination within two years following a CIC, for reasons other than for Cause or if you terminate employment for Good Reason within two years following a CIC, your benefit under this Individual Pension will be calculated by accelerating the Individual Pension schedule above by adding three years to the schedule, i.e. the applicable percentage will be that associated with the "Year of Retirement/Termination" three years from your actual termination year. In addition, the cash compensation used in calculating the final three year average cash compensation will not use cash compensation for years in which you did not hold the position of Chief Financial Officer.

         For purposes of this Agreement:

         a)       "Cause" shall mean:

                  i. your conviction (including a plea of guilty or nolo contendere) of a crime including theft, fraud, dishonesty or moral turpitude;

                  ii. violation by you of the Company's Code of Conduct or Non-Competition Guideline;

                  iii. gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the Company or any of its affiliates; or

                  iv. repeated failure to carry out the duties of your position despite specific instruction to do so.

         b) "Good Reason" prior to a CIC shall mean the occurrence without your express written consent of any of the following events:

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                  i.       Your demotion to a position which is not of a rank
                           and responsibility comparable to members of the current Operations Group or those of a similar/replacing governance body; provided, however, that the Company's decision not to continue the Operations Group shall not be Good Reason, and provided, further, that (1) changes in reporting relationships shall not, alone, constitute Good Reason and/or (2) a reduction in your business unit's budget or a reduction of your business unit's head count, by themselves, do not constitute Good Reason; or

                  ii. A reduction in your "Total Annual Compensation" (defined as the sum of your Annual Base Salary Rate, Target Annual Incentive and "Target Annual Long Term Incentive Grants") for any calendar or fiscal year, as applicable, to an amount that is less than the Total Annual Compensation that existed in the prior calendar or fiscal year, as applicable. For purposes of this Paragraph (b)(ii) the dollar value of the "Target Annual Long Term Incentive Grants" shall exclude the value of any special one-time or periodic long-term incentive grants, and shall be determined by valuing Performance Shares, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the market share price utilized in valuing the annual Senior Management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors ("the Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock Options and Stock Appreciation Rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants.

         c) "Good Reason" within two years following a CIC shall be in accordance with the October 23, 2000 CIC Board Resolutions, which include reduction in authority or responsibility, reduction in compensation, and business relocation beyond a reasonable commuting distance.

         Notwithstanding the foregoing, the Company may require you to change to an equivalent executive position within the Company with substantially similar levels of duties or responsibilities without causing Good Reason to occur.

         You must notify the Company within 60 days following knowledge of an event you believe constitutes Good Reason, or such event shall not constitute Good Reason hereunder.

         This agreement may not be amended or waived, unless the amendment or waiver is in a writing signed by you and the Company's Executive Vice President-Human Resources.

         It is understood and agreed that you will not talk about, write about, or otherwise publicize the terms or existence of this Agreement or any fact concerning its execution or implementation unless required by law or to enforce the terms of this Agreement. You may, however, discuss its contents with your spouse, legal and/or financial counselor, provided that you advise them of your obligations of confidentiality and that any disclosures made by any of them may be treated by the Company as disclosures made by you for purposes of this provision.

         THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT AND SHOULD NOT BE CONSTRUED OR INTERPRETED AS CONTAINING ANY GUARANTEE OF CONTINUED EMPLOYMENT. THE EMPLOYMENT RELATIONSHIP WITH THE COMPANY IS BY MUTUAL CONSENT ("EMPLOYMENT-AT-WILL"). THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO TERMINATE THEIR EMPLOYMENT AT ANY TIME FOR ANY REASON. LIKEWISE, THE COMPANY RESERVES THE RIGHT TO DISCONTINUE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE AT ANY TIME AND FOR ANY REASON.

         You understand that the terms of this Agreement shall apply to the Company and its successors. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of a sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof by the Company shall be construed as a termination of your employment and will not be considered a termination for purposes of this Agreement.

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rule.

         In addition, all of the benefits provided under this Agreement are subject to forfeiture if you violate the AT&T Non-Competition Guideline, a copy of which has been previously provided to you.

         Tom, I am happy to present this special pension arrangement to you. It recognizes the extraordinary contributions that we expect you to continue to make to our business. If you agree with the terms and conditions detailed above, sign and date this Agreement in the spaces provided below and return the original executed copy to me.

                                                   Sincerely,

                                                   /s/  Mirian M. Graddick-Weir
Acknowledged and Agreed to:


/s/  Thomas W. Horton         8/4/2003
-------------------------     -------------------
Thomas W. Horton              Date